Exhibit 10.1
AMENDMENT NO. 1 TO
CARBO CERAMICS INC.
DIRECTOR DEFERRED FEE PLAN
Effective as of October 31, 2008, Paragraph 11 of the CARBO Ceramics Director Deferred Fee Plan is hereby amended and restated in its entirety as follows:
“11. Effective Date. This Plan shall become effective on December 19, 2005. The Board may amend, suspend or terminate the Plan at any time; provided that no such amendment, suspension or termination shall adversely affect the amounts in any then-existing Common Stock Account. Upon termination of the Plan, the Company shall pay to each Eligible Director in shares of Common Stock the amount in any then-existing Common Stock Account in accordance with the applicable provisions of Section 6 and elsewhere in the Plan that would otherwise apply had the Plan not been terminated (collectively, the “Applicable Payment Provisions”). For the avoidance of doubt, the Applicable Payment Provisions shall survive any termination of the Plan.

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